EXHIBIT 99.1

AT SCHAWK, INC.: James J. Patterson Sr. VP and CFO 847-827-9494 jpatterson@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com
Media: Steve Carr 312-780-7211 scarr@dresnerco.com

SCHAWK ANNOUNCES EARNINGS
FOR SECOND-QUARTER AND FIRST SIX-MONTH PERIODS OF 2006
•
Operating margin from continuing operations (before acquisition integration expenses and favorable lawsuit settlement) increases 230 basis points in Q2 2006 to 10.8 percent versus 8.5 percent in Q1 2006

•	Further margin improvement is expected in the second half of 2006
•	Recent acquisitions continue Company’s long-term business strategy

Des Plaines, IL, August 1, 2006—Schawk, Inc. (NYSE: SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported second-quarter 2006 earnings of $0.32 cents per fully diluted share compared to $0.29 cents per fully diluted share in the second quarter of 2005. Excluding discontinued operations, acquisition integration expenses, a reserve reversal in connection with a favorable lawsuit settlement and non-recurring other income, second-quarter 2006 earnings were $0.28 cents per fully diluted share compared to $0.34 cents per fully diluted share on the same basis for the second quarter of 2005.

For the six months ended June 30, 2006, the Company reported earnings of $0.50 compared to $0.51 per fully diluted share in the first six months of 2005. Excluding discontinued operations, acquisition integration expenses, a reserve reversal in connection with a favorable lawsuit settlement and non-recurring other income, six-month earnings per fully diluted share were $0.48 cents compared to $0.57 cents per fully diluted share on the same basis for the first six months of 2005.

Sales from continuing operations in the second quarter of 2006 decreased 3.5 percent to $140.1 million from $145.2 million in the same period of 2005. As expected, approximately 60 percent, or $3.0 million, of the decline in sales is attributable to the Company’s largest retail client, which is consistent with this client’s previously announced intention to reduce overall advertising spending in 2006 as reported previously. The Company expects sales to this client will be lower by $3 to $4 million in each of the next two quarters compared to the prior-year periods unless the client increases advertising spending.

The decrease in sales from continuing operations in the 2006 second quarter is also attributable to mixed results throughout the business. Consumer products packaging accounts produced an

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Schawk, Inc. Second-Quarter 2006 Results

increase in sales of 6.0 percent, or $4.6 million, in the quarter primarily as a result of new business wins, however, advertising and entertainment accounts experienced a decline in sales of 12.5 percent, or $6.7 million, primarily due to accounts the Company resigned from at closed facilities and lower advertising accounts revenues due to lower spending levels on promotions compared to the 2005 second quarter. Schawk currently anticipates overall higher sales in the third quarter of 2006 compared to the second quarter of 2006.

Gross margin from continuing operations increased to 35.5 percent in the second quarter of 2006 from 35.2 percent in the prior-year second quarter. Despite a reduction in sales, gross margin increased due to cost reduction efforts at certain operating locations.

Included as Other income in the operating income section of the statement of operations is a reserve reversal associated with a lawsuit settlement that resulted from an out of court settlement in the Company’s favor, which increased operating income from continuing operations $2.1 million pretax. The reserve related to a pre-acquisition contingency associated with a lawsuit from 1997 involving a former Seven Worldwide business. In accordance with accounting rules, the resolution of a preacquisition contingency is recognized in the statement of operations.

Operating income from continuing operations increased to $17.0 million in the second quarter of 2006 from $15.0 million in the prior-year second quarter. Operating margin from continuing operations was 12.1 percent compared to 10.4 percent in the 2005 second quarter. Excluding the reserve reversal in connection with the lawsuit settlement and acquisition integration expenses, operating income from continuing operations in the second quarter decreased to $15.1 million in 2006 from $16.8 million in 2005, and operating margin from continuing operations decreased to 10.8 percent from 11.6 percent, respectively. The decrease in operating income and margin was primarily caused by a decrease in sales as detailed above, as well as operating losses at an East Coast facility that previously housed certain accounts that were sold with the discontinued operations and lower results in Europe than in the prior-year second quarter. The East Coast facility was closed on June 30, 2006, and retained client accounts were relocated to other facilities. In Europe, operations have returned to profitability in the 2006 second quarter compared to a loss in the first quarter of this year. Additionally, stock option expense of $0.2 million was recorded in the second quarter of 2006 as a result of the new rules for expensing stock options.

Although the operating margin from continuing operations decreased in the 2006 second quarter compared to the same period of the prior year, operating margin from continuing operations excluding the reserve reversal for the lawsuit settlement and acquisition integration expenses increased 230 basis points to 10.8 percent compared to 8.5 percent in the first quarter of 2006 on the same basis.

Other income (expense) from continuing operations resulted in net other expense of $2.7 million as compared to $1.5 million in the prior-year second quarter. Net interest expense, the largest component of this category, increased to $2.7 million from $2.0 million in the 2005 second quarter. The increase in interest expense was from a combination of higher short-term borrowing rates and increased amortization interest expense as a result of higher reserves for rent and operating expenses of vacant properties that were included in the Seven Worldwide

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Schawk, Inc. Second-Quarter 2006 Results

acquisition. There was also a non-recurring other income item of $0.5 million (proceeds of a life insurance policy) in the 2005 second quarter.

The income tax provision from continuing operations is at an effective rate of 37.7 percent, comparable to the 37.6 percent effective tax rate in the 2005 second quarter.

Income from continuing operations increased to $8.9 million from $8.4 million in the prior-year second quarter as a result of items previously discussed.

Income (Loss) from discontinued operations was $44 thousand of income in the 2006 second quarter as a result of the finalization of the accounting for the sale of the discontinued operations. Effective February 28, 2006, the Company sold its Book and Publishing assets, and the results of these operations are included in discontinued operations for all periods presented. In the prior-year second quarter discontinued operations had a net loss of $0.6 million.

Net income was $9.0 million in the second quarter of 2006 compared to $7.9 million in the second quarter of 2005, an increase of 14.2 percent.

Consolidated Results for Six Months Ended June 30, 2006
For the six-month period ended June 30, 2006, net sales from continuing operations increased 3.6 percent to $273.8 million compared to $264.4 million for the same period of the prior year, primarily due to additional revenues from the acquisition of Seven. Seven contributed approximately $19.8 million of acquisition revenues from continuing operations in January 2006, increasing first-half 2006 revenues. (As a reminder, the acquisition of Seven was at the end of January 2005, therefore first-half 2005 results did not include Seven’s month of January 2005 revenues and expenses). Excluding the $19.8 million of revenue in the month of January 2006 to make the periods comparable on a pro forma basis, sales from continuing operations decreased 3.9 percent from $264.4 million in 2005 to $254.0 million in 2006. Approximately 73 percent, or $7.6 million, of the $10.4 million decrease is due to lower revenues, as expected, from the Company’s large retail client as previously described. The balance of the change is a mix of increased revenue from consumer products packaging accounts of 2.5 percent, or $3.7 million, and a decrease in revenues from advertising accounts of 7.2 percent, or $6.5 million.

Gross margin from continuing operations for the first six months of 2006 of 34.9 percent was approximately the same as compared to 35.0 percent in the prior-year period.

Operating income from continuing operations increased 7.0 percent to $27.9 million for the six months ended June 30, 2006, compared to $26.0 million in the same period last year. Excluding the reserve reversal in connection with the lawsuit settlement and acquisition integration expenses, operating income from continuing operations for the first six months of 2006 totaled $26.5 million versus $27.8 million for the same period of 2005, a decrease of 4.7 percent. Operating margin from continuing operations for the 2006 six-month period was 10.2 percent compared to 9.8 percent for the prior-year period. Before acquisition integration expenses and the lawsuit settlement, the operating margin from continuing operations would have been 9.7 percent for the current six month period versus 10.5 percent in the same period of 2005. The lower operating results for the year-to-date period was primarily due to the low margin month of

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Schawk, Inc. Second-Quarter 2006 Results

January in the 2006 results for certain former Seven operations (the prior year period did not include Seven’s results for the month of January because Seven was acquired February 1, 2005) and negative comparisons for the East Coast facility and for Europe. In addition, six-month 2006 SG&A included $0.6 million of stock option expense.

Other income (expense) from continuing operations in the six-month period ended June 30, 2006, resulted in net other expense of $5.1 million, compared to $3.1 million of net expense in the comparable prior-year period primarily as a result of increased interest expense and for other reasons detailed above.

Income tax expense from continuing operations for the first half of 2006 was at an effective rate of 37.8 percent for both the current and prior-year periods. The Company currently anticipates that the effective tax rate from continuing operations will be in the range of 37.5 percent to 38.0 percent for the full year of 2006.

Income from continuing operations was $14.1 million compared to $14.2 million in the prior-year six-month period as a result of items previously discussed.

Net income increased 2.5 percent to $13.8 million compared to $13.4 million in the prior-year six-month period as a result of lower losses from discontinued operations in the current period compared to the 2005 period.

Other Information
Depreciation and amortization expense was $6.0 million for the second quarter of 2006 compared to $6.9 million in the prior-year second quarter. For the 2006 six-month period, depreciation and amortization expense was $12.5 million compared to $13.0 million in the prior-year six-month period. The decrease was primarily due to the depreciation and amortization that was associated with the discontinued operations in the 2005 periods.

Capital expenditures in the second quarter of 2006 were $7.2 million compared to $4.1 million in the same period of 2005. For the first six months of 2006, capital expenditures were $12.8 million compared to $7.5 million in the prior-year period. The increase in capital expenditures is due in part to the purchase of new software and hardware for new accounting, costing and billing systems, and equipment for the Anthem design office in York, England, as well as an additional month of capital spending in 2006 as compared to 2005 for the former Seven operations.

The Company’s balance sheet as of June 30, 2006, improved compared to the year ended December 31, 2005, through a $36.0 million reduction in debt ($26.4 million from the sale of the Book and Publishing discontinued operations and $9.6 million from free cash flow). The percentage of total debt to equity improved to 53.3 percent from 73.3 percent. In addition, the percentage of total debt to total capital improved to 34.8 percent as of June 30, 2006, from 42.4 percent at December 31, 2005. The Company also had approximately $58 million of outstanding borrowings on its revolving credit facility and $57 million of additional availability as of June 30, 2006.

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Schawk, Inc. Second-Quarter 2006 Results

Management Comments
President and Chief Executive Officer David A. Schawk commented, “We are pleased with the marked improvement in our second quarter performance over the first quarter of 2006, particularly with the strong performance we experienced in the month of June. During the second quarter, we finalized the reorganization of our European operation. Additionally, we completed the closure of an East Coast facility, where a significant amount of revenue was sold with the discontinued operations. Remaining profitable production from this facility has been relocated to other Schawk operations. We currently are cautiously optimistic about the balance of 2006, as we see signs of increasing demand from certain of our major accounts which had been soft in the first half of the year. While the Company has been successful in bringing its cost structure in line with revenues, the process to identify cost saving and margin expansion opportunities continues. Moreover, we remain focused on growing revenues and improving results.

“Acquisitions and new business wins are positive trends for us this year. We recently announced the acquisition of WBK, Inc., a design agency based in Cincinnati, Ohio, effective July 1, 2006, which will be integrated with Anthem Worldwide, a Schawk strategic design company. In addition, we increased our ownership interest in our joint venture in India to 90 percent from 50 percent from our partner, Chennai-based RKKR Group, effective July 1, 2006.

“On the business development front, we have been awarded new additional business from our largest consumer products packaging client for certain product lines previously serviced by a competitor. This continues the strong new business trend of 2006, which we expect will produce an annual revenue run rate of approximately $20 million to $25 million within the next 9 months. A portion of this revenue will be recognized in 2006, which will partially but not completely offset the reduced revenue from advertising cutbacks at our largest retail client.”

Mr. Schawk concluded, “Excellent progress in business development with major national and global consumer brands, and strong team work across the Schawk operations globally, are major contributors to our success. Increasingly, we are gaining opportunities to deliver our integrated service offering to major clients both in North America and globally. Through efficiencies realized in our operations, our operating margin from continuing operations has improved sequentially by 230 basis points from the first quarter of 2006. The Schawk vision of world-class service to our clients is being achieved each day, a fact that clients and prospects alike are recognizing. These strengths give us confidence in our ability to improve results in the second half of 2006.”

Conference Call
Schawk invites you to join its second-quarter 2006 earnings conference call today at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and James J. Patterson, senior vice president and chief financial officer. To join the call, please dial 866-800-8649 or 617-614-2703 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available until August 8, 2006, at 11:59 p.m. eastern time, by dialing 888-286-8010 or 617-801-6888, entering conference ID 43000555, and following the prompts. To access the call on the Internet, go to:

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Schawk, Inc. Second-Quarter 2006 Results

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1354050

About Schawk, Inc.
Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies. Schawk delivers a broad range of digital pre-media graphic services through 169 locations in 13 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials. Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries. For more information, visit www.schawk.com.

Note:This press release contains mention of various non-GAAP measures in an effort to better provide an understanding of Schawk's financial performance. Schawk has provided a reconciliation of GAAP to Non-GAAP numbers as they relate to integration costs and non-recurring other income in a table on the last two pages of today's press release.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations of Winnetts and Seven Worldwide, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Financial Tables to Follow

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Schawk, Inc. Second-Quarter 2006 Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended June 30, 2006 and 2005
(Unaudited)
(In Thousands, Except Share Amounts)

	2006	2005

Net sales	$140,095	$145,229
Cost of sales	90,339	94,047
Selling, general, and administrative expenses	34,665	34,342
Acquisition integration expenses	228	1,801
Other income	(2,120)	--
Operating income	16,983	15,039

Other income (expense):
Interest income	77	82
Interest expense	(2,738)	(2,090)
Other income (expense)	--	486
	(2,661)	(1,522)

Income from continuing operations before income taxes	14,322	13,517

Income tax provision	5,396	5,077

Income from continuing operations	8,926	8,440

Income (loss) from discontinued operations, net of tax (benefit) expense of ($26) in 2006 and $364 in 2005	44	(588)

Net Income	$8,970	$7,852

Earnings per share:
Basic:
Income from continuing operations	$0.34	$0.33
Gain (loss) from discontinued operations	0.00	(0.02)
Net income per common share	$0.34	$0.31

Diluted:
Income from continuing operations	$0.32	$0.31
Gain (loss) from discontinued operations	0.00	(0.02)
Net income per common share	$0.32	$0.29

Weighted average number of common and common equivalent shares outstanding - diluted	27,798	27,243

Dividends per common share	$0.0325	$0.0325

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Schawk, Inc. Second-Quarter 2006 Results

Schawk, Inc.
Consolidated Statements of Operations
Six Months Ended June 30, 2006 and 2005
(Unaudited)
(In Thousands, Except Share Amounts)

	2006	2005

Net sales	$273,849	$264,409
Cost of sales	178,377	171,891
Selling, general, and administrative expenses	68,981	64,675
Acquisition integration expenses	758	1,801
Other income	(2,120)	--
Operating income	27,853	26,042

Other income (expense):
Interest income	196	151
Interest expense	(5,319)	(3,778)
Other income (expense)	--	486
	(5,123)	(3,141)

Income from continuing operations before income taxes	22,730	22,901

Income tax provision	8,589	8,662

Income from continuing operations	14,141	14,239

Loss from discontinued operations, net of tax benefit of $240 in 2006 and $509 in 2005	(389)	(823)

Net Income	$13,752	$13,416

Earnings per share:
Basic:
Income from continuing operations	$0.54	$0.57
Loss from discontinued operations	(0.02)	(0.03)
Net income per common share	$0.52	$0.54

Diluted:
Income from continuing operations	$0.51	$0.54
Loss from discontinued operations	(0.01)	(0.03)
Net income per common share	$0.50	$0.51

Weighted average number of common and common equivalent shares outstanding - diluted	27,777	26,413

Dividends per common share	$0.065	$0.065

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Schawk, Inc. 2006 Second-Quarter Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	June 30, 2006 (Unaudited)	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$5,341	$7,519
Trade accounts receivable, less allowance for doubtful accounts of $5,467 at June 30, 2006 and $5,940 at December 31, 2005	116,985	117,723
Inventories	26,119	24,868
Prepaid expenses and other	12,017	9,701
Deferred income taxes	12,202	9,845
Assets of discontinued operations	--	29,253
Total current assets	172,664	198,909

Property and equipment, less accumulated depreciation of $82,737 at June 30, 2006 and $74,506 at December 31, 2005	75,589	77,291
Goodwill	240,888	233,838
Intangible assets, net	35,591	42,223
Other assets	5,040	6,557
Total assets	$529,772	$558,818

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$24,527	$27,776
Accrued expenses	52,392	61,967
Income taxes payable	17,988	6,367
Current portion of long-term debt and capital lease obligations	211	454
Liabilities of discontinued operations	--	8,208
Total current liabilities	95,118	104,772

Long-term debt	133,501	169,528
Capital lease obligations	32	51
Other	25,338	27,383
Deferred income taxes	25,258	25,688

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 28,865,130 and 28,441,689 shares issued at June 30, 2006 and December 31, 2005, respectively; 26,430,527 and 26,070,747 shares outstanding at June 30, 2006 and December 31, 2005, respectively	228	225
Additional paid-in capital	176,262	168,777
Retained earnings	100,470	88,424
Accumulated comprehensive income	2,750	1,933
	279,710	259,359
Treasury stock, at cost, 2,434,603 and 2,370,942 shares of common stock at June 30, 2006 and December 31, 2005, respectively	(29,185)	(27,963)
Total stockholders’ equity	250,525	231,396
Total liabilities and stockholders’ equity	$529,772	$558,818

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Schawk, Inc. 2006 Second-Quarter Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Three Months Ended June 30, 2006 and 2005
(In thousands, Except Share Amounts)

	Three Months Ended	Three Months Ended
	June 30, 2006	June 30, 2005

Operating income per GAAP	$16,983	$15,039
Acquisition integration expenses	228	1,801
Other income - reserve reversal from lawsuit settlement	(2,120)	-
Operating income before acquisition integration expenses and lawsuit settlement (Non-GAAP)	$15,091	$16,840
Income from continuing operations before income taxes per GAAP	$14,322	$13,517
Plus: Acquisition integration expenses (Non-GAAP)	228	1,801
Less: Other income - reserve reversal from lawsuit settlement (Non-GAAP)	(2,120)	-
Less: Other income (expense) - non-recurring proceeds from life insurance other income (Non-GAAP)	-	(486)
Income from continuing operations before income taxes, acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	12,430	14,832
Income tax provision on Non-GAAP pretax income	4,686	5,571
Income from continuing operations before acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	$7,744	$9,261
Weighted average number of common and common stock equivalent shares outstanding	27,798	27,243
Earnings per share fully diluted from continuing operations before acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	$0.28	$0.34
Less: acquisition integration expenses after tax per share fully diluted (Non-GAAP)	(0.01)	(0.04)
Plus: lawsuit settlement and other non-recurring income after tax per share fully diluted (Non-GAAP)	0.05	0.01
Earnings per share fully diluted from continuing operations per GAAP	$0.32	$0.31
Loss from discontinued operations, net of a tax benefit per fully diluted share per GAAP	0.00	(0.02)
Earnings per share fully diluted per GAAP	$0.32	$0.29

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Schawk, Inc. 2006 Second-Quarter Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Six Months Ended June 30, 2006 and 2005
(In thousands, Except Share Amounts)

	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005
Operating income per GAAP	$27,853	$26,042
Acquisition integration expenses	758	1,801
Other income - reserve reversal from lawsuit settlement	(2,120)	-

Operating income before acquisition integration expenses and lawsuit settlement (Non-GAAP)	$26,491	$27,843
Income from continuing operations before income taxes per GAAP	$22,730	$22,901
Plus: Acquisition integration expenses (Non-GAAP)	758	1,801
Less: Other income - reserve reversal from lawsuit settlement (Non-GAAP)	(2,120)	-
Less: Other income (expense) - non-recurring proceeds from life insurance other income (Non-GAAP)	--	(486)
Income from continuing operations before income taxes, acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	21,368	24,216
Income tax provision on Non-GAAP pretax income	8,077	9,154
Income from continuing operations before acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	$13,291	$15,062
Weighted average number of common and common stock equivalent shares outstanding	27,777	26,413
Earnings per share fully diluted from continuing operations before acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	$0.48	$0.57
Less: acquisition integration expenses after tax per share fully diluted (Non-GAAP)	(0.02)	(0.04)
Plus: Lawsuit settlement and other non-recurring income after tax per share fully diluted (Non-GAAP)	0.05	0.01
Earnings per share fully diluted from continuing operations per GAAP	$0.51	$0.54
Loss from discontinued operations, net of a tax benefit per fully diluted share per GAAP	(0.01)	(0.03)
Earnings per share fully diluted per GAAP	$0.50	$0.51